iBasis Reports Record Traffic Volume and Margin
                       for First Quarter 2003;

             Company Achieves Net Income of $4.0 Million,
                    After Gain from Debt Exchanges

    BURLINGTON, Mass.--(BUSINESS WIRE)--April 23, 2003--iBasis, Inc. (OTCBB: IBAS), the leader in Internet-based voice communications, today announced results for the first quarter ended March 31, 2003. Unless otherwise noted, all financial and other information in this release excludes discontinued operations, which have been reported separately.
    First quarter results were revenue of $41.8 million, compared to revenue of $41.7 million in the first quarter of 2002. Net income for the first quarter 2003 was $4.0 million, or $0.09 per share, based on
44.6 million weighted average shares outstanding. This net income compares to a first quarter 2002 net loss of $18.0 million, or $0.40 per share, based on 45.1 million weighted average shares outstanding. Net income for the first quarter 2003 included a gain of $12.9 million on the exchange of convertible subordinated notes.
    Gross margin in the first quarter 2003 was $6.9 million, compared to $6.1 million in the first quarter of 2002. iBasis results for Q1 2002 included revenue of $2.9 million and gross margin of $2.4 million related to its Messaging business, which was sold during Q1 2002. In comparing year-over-year performance of the company's core wholesale VoIP business, revenue growth was 8% and margin growth was 84%, from $3.8 million in Q1 2002 to $6.9 million in Q1 2003.

    Highlights of the first quarter include:

    -- Achieved net income of $4.0 million, after gain of $12.9 million resulting from the exchange of convertible debt.

    --  Expanded gross margin to 16.5% in Q1 2003 from 15.9% in Q4
        2002

    -- Reduced operating expenses to $8.2 million in Q1 2003, down 11% from $9.2 million in Q4 2002 and down 44% from $14.6 million in Q1 2002;

    -- Reduced convertible bond debt by $38.2 million through exchanges for senior notes in the amount of $19.1 million

    -- Continued effective working capital management, including the improvement in accounts receivable days outstanding (DSO) from 60 to 56 days.

    -- Received the highest rating among international wholesale carriers for the second consecutive year in the Atlantic-ACM 2003 International Wholesale Carrier Report Card

    "I am very pleased to have achieved net income in the first quarter, following our achievement of positive operating cash flow in the fourth quarter of 2002. Although we don't expect to reach these milestones on a sustainable basis until mid-2004, they are evidence that we are taking the right steps to achieve our goals," said Ofer Gneezy, president and CEO of iBasis. "Our focus on operating efficiency and effective management of working capital is enabling us to continue to grow gross margin and make progress toward profitability despite slower growth in the quarter."

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the first quarter rose to 792 million minutes, a 43% increase over the 555 million minutes carried in the first quarter 2002, and a 6% sequential increase over the 748 million minutes in the fourth quarter of 2002. Average revenue per minute was 5.3 cents per minute in the first quarter of 2003, compared to 5.7 cents per minute in Q4 2002.

    Operational Milestones

    In the first quarter 2003, overseas-originated calls accounted for 50% of wholesale telecommunications revenue and 43% of wholesale traffic, compared to 49% of wholesale revenue and 41% of wholesale traffic in the fourth quarter of 2002. Tier One carrier customers generated approximately 62% of revenue in the first quarter 2003, compared to 67% of revenue in Q4 2002.
    During the quarter, iBasis continued to expand its customer base, with major service providers from every region connecting to The iBasis Network. Customers announced in the first quarter included Telekom Austria; New Century InfoComm (DBA sparq), a competitive carrier in Taiwan; and MeetingZone, a pan-European provider of audioconferencing and other enhanced services. iBasis finished the quarter with 182 customers.
    In February 2003, Atlantic-ACM, an independent telecommunications research and advisory firm, released the results of its 2003 International Wholesale Carrier Report Card in which carriers rate their wholesale service providers in the six key criteria: billing, customer service, network, pricing, products, and provisioning. iBasis was ranked #1 in four of the six categories, and, for the second consecutive year, was the highest-rated international wholesale carrier overall.
    Also during the quarter iBasis announced it had carried its five billionth minute of voice traffic over its Cisco Powered Network.

    Financial Highlights

    Gross margin increased to 16.5% of revenue, or $6.9 million during the first quarter 2003, compared with 15.9% or $6.8 million, in the fourth quarter 2002.
    The decrease in cash during the quarter was $8.2 million, consisting of $4.2 million of cash used in operating activities
(including a $2.5 million semi-annual interest payment on our outstanding bonds), $2.1 million in principal repayments on capital leases, $0.5 million of capital expenditures, a $0.7 million adjustment to the proceeds of the sale of our Speech Solutions business, and $0.7 million in fees paid in connection with the exchanges of our outstanding bonds. The company ended the first quarter with $24.1 million in cash.

    Debt Reduction

    During the first quarter iBasis retired $38.2 million of the company's 5.75% Convertible Subordinated Notes due 2005 in exchange for a new debt instrument at 50% of the face value of the retired notes and warrants to purchase shares of iBasis common stock. These transactions resulted in a gain of $12.9 million that is included in results from continuing operations in Q1 2003, in accordance with recent changes in accounting rules.
    Since early in Q4 2001, the company has reduced its debt by more than $131 million through repurchases of convertible bond and vendor lease debt and convertible bond exchanges. The outstanding face amount on the company's 5.75% Convertible Debt is $50.4 million, down from the original face amount of $150 million.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of April 23, 2003, and supersedes all previous guidance.
    With the recent issuance of Regulation G by the SEC as directed by the Sarbanes-Oxley act of 2002 there is renewed focus on GAAP based financial measures. Also, with the recent changes in the accounting rules for the treatment of certain transactions, EBITDA and other non-GAAP financial measures have become less meaningful. Accordingly iBasis will focus the reporting of its financial measurements in accordance with GAAP.
    The company is maintaining previous guidance. The company believes it will achieve positive cash flow and net income in mid-2004.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leader in wholesale international telecommunications. Named by service providers for the last two years as the best international wholesale carrier in Atlantic-ACM's annual International Wholesale Carrier Report Card, iBasis is a preferred provider for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, Sprint, Telefonica, Telenor, Telstra, and WorldCom. The company's global VoIP infrastructure, The iBasis Network is the world's largest international Cisco Powered Network(TM) for Internet Telephony. Based on its revenue growth from 1997 through 2001, iBasis was named the eighth fastest-growing technology company in North America and the fastest-growing technology company in New England in the Technology Fast 500 national program sponsored by Deloitte & Touche. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing, ConnectPoint, and iBasis are registered marks, The iBasis Network, Internet Central Office, Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.


                             iBasis, Inc.
                      Consolidated Balance Sheets

                                             March 31,   December 31,
                                               2003          2002
                 Assets
Cash and cash equivalents                  $24,120,222   $32,316,609
Accounts receivable, net                    17,796,017    20,853,573
Prepaid expenses and other current assets    5,413,128     5,374,390
Property and equipment, net                 26,421,409    32,357,491
Deferred debt financing costs, net             697,389     1,381,927
Long term investment in non-marketable
 security                                    5,000,000     5,000,000
Other assets                                 1,380,321     1,240,321

        Total assets                       $80,828,486   $98,524,311

  Liabilities and Stockholders' Equity (Deficit)
Accounts payable                           $10,456,687   $13,142,280
Accrued expenses                            18,308,239    18,147,455
Current portion of long-term debt            4,736,282     5,348,852
Long term debt, net of current portion      73,039,119    93,589,694
Other long term liabilities                  3,657,944     2,268,455

        Total liabilities                  110,198,271   132,496,736

Stockholders' equity (deficit):
  Common stock                                  45,785        45,785
  Treasury stock; 1,135,113 shares at cost    (340,534)     (340,534)
  Additional paid-in capital               369,468,853   368,927,164
  Deferred compensation                        (57,171)      (85,756)
  Accumulated deficit                     (398,486,718) (402,519,084)

   Total stockholders' equity (deficit)    (29,369,785)  (33,972,425)

                                           $80,828,486   $98,524,311


                             iBasis, Inc.
                 Consolidated Statements of Operations

                                          Three Months Ended March 31,
                                             2003            2002
Net revenue
Net revenue                              $41,841,267     $41,726,210
Cost and operating expenses:
Data communications and
 telecommunications                       34,926,620      35,587,961
Research and development                   3,682,781       5,475,694
Selling and marketing                      1,993,767       3,588,677
General and administrative                 2,509,256       5,534,134
Depreciation and amortization              6,113,242       9,907,974
Non-cash stock-based compensation             28,585         334,265
Loss on sale of messaging business                --       2,180,540
   Total cost and operating expenses      49,254,251      62,609,245

Income (loss) from operations             (7,412,984)    (20,883,035)
Interest income                               70,151         360,571
Interest expense                          (1,427,090)     (3,903,024)
Gain on exchange/repurchase of
 convertible subordinated notes           12,899,789      10,394,431
Other expenses, net                          (97,500)        (93,110)
Income (loss) from continuing operations   4,032,366     (14,124,167)
Loss from discontinued operations                 --      (3,838,512)

Net income (loss)                         $4,032,366    $(17,962,679)

Basic and diluted net income (loss) per
 share:
     Income (loss) from continuing
      operations                               $0.09          $(0.31)
     Loss from discontinued operations            --           (0.09)

    Basic and diluted net income (loss)
     per share                            $     0.09    $      (0.40)


Weighted average common shares
 outstanding:
     Basic                                44,649,942      45,121,759

     Diluted                              44,738,329      45,121,759



    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781/505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781/505-7409
             ir@ibasis.net